Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of February 1, 2024 by and between First Choice Healthcare Solutions, Inc., a Delaware corporation (the “Company”), and Mr. Michael C. Howe (“Executive”).

WHEREAS, the Executive is employed by the Company and the parties hereto desire to provide for the terms of Executive’s employment by the Company; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

Section 1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 (the “Employment Period”).

Section 2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the President and Chief Operating Officer of the Company and shall have the normal duties, responsibilities, functions, and authority of such position. Executive shall render such administrative, financial, and other executive and managerial services to the Company that are consistent with Executive’s position as the Company’s board of directors (the “Board”) may from time to time direct.

(b) During the Employment Period, Executive shall report to the Chief Executive Officer and shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform Executive’s duties, responsibilities, and functions for the Company hereunder to the best of Executive’s abilities in a diligent, trustworthy, professional, and efficient manner and shall comply with the Company’s and its subsidiaries’ policies and procedures in all material respects. In performing Executive’s duties and exercising Executive’s authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s and its subsidiaries’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. During the Employment Period, Executive shall not serve as an officer, manager, or director of, or otherwise perform services for compensation for, any other person or entity without the prior written consent of the CEO; provided that Executive may serve as an officer, manager, or director of, or otherwise participate in, solely charitable, educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive’s employment with the Company.

Section 3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $250,000.00 per annum or such higher rate as the Board may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time, but in no event less frequently than monthly. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company and its subsidiaries are generally eligible. Cash compensation and employee benefits will commence concurrently with the effective date of the company stock being offered on a national exchange.

(b) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment, and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, Executive shall be eligible to receive an annual bonus in an amount equal to 100% of the Base Salary (60% cash and 40% stock grant subject to ratio adjustments annually at the discretion of the Board of Directors for all Executive level payouts) for achievement of target-level performance objectives (“Target Bonus”) (with the eligible amount of such bonus being more or less than the Target Bonus in the event of achievement below or above target-performance objectives, in each case as determined by the Board in its discretion).The Target Bonus objective for the first two years are listed on Exhibit A The annual bonus, to the extent earned in a given fiscal year as determined in the sole discretion of the Board, will be paid to Executive within 30 days following the completion of the audit for such fiscal year during the Employment Period based upon Executive’s performance and the Company’s achievement of financial, operating, and other objectives set by the Board and communicated to Executive not later than 90 days after the commencement of the applicable fiscal year.

(d) All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company and its subsidiaries.

Section 4. Term.

(a) The initial Employment Period shall begin on the date of this Agreement and terminate upon December 31, 2025, annual extensions will be subject to mutual agreement between the Executive and the Company to be completed no later than November 30 of each subsequent year. Employment is additionally subject to termination upon the first to occur of (i) Executive’s resignation, (ii) Executive’s death or Disability and (iii) the Company’s termination of Executive for Cause or without Cause.

(b) If the Employment Period is terminated by the Company without Cause (or by Executive’s resignation within 30 days following a Sale of the Company in which Executive is not retained in his current or a comparable position at a principal work location located within 50 miles of Executive’s principal work location at the time of such Sale of the Company), Executive shall be entitled to receive Executive’s Base Salary, accrued unused vacation (in accordance with the Company’s vacation plan) and employee benefits through the date of termination and shall not be entitled to any other salary, compensation or benefits from the Company thereafter, except as follows:

(i) subject to the terms and conditions of Section 10, Executive shall be entitled to continue to receive a cash amount equal to Executive’s Base Salary, payable in regular payroll installments, and to continue to participate in health benefit plans for senior executive employees of the Company to the extent permitted under the terms of such plans and programs and such participation would not result in excise or other similar taxes payable by the Company or loss of benefits by the Company, for a period of 12 months after the date of such termination (the “Severance Period”). As a result of such termination, Executive shall also be entitled to payment of (x) any unpaid annual bonus earned for any completed fiscal year (“Prior Year Bonus”), which bonus shall be payable at such time as such bonus is otherwise payable pursuant to Section 3(c), and (y) a pro rata bonus for the fiscal year in which such termination occurs in an amount equal to (A) 100% of the Base Salary, multiplied by (B) the ratio of the number of days Executive is employed in such fiscal year to 365 (“Pro Rata Bonus”), which bonus shall be payable in equal installments over the Severance Period on regular payroll dates.

(ii) Executive shall not be entitled to any other salary, compensation, or benefits after termination of the Employment Period, except as otherwise specifically provided for under the Company’s employee benefit plans or as expressly required by applicable law, and

(iii) In no event shall Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under Section 4(b)(i), nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer.

Any amounts payable pursuant to Section 4(b)(i) shall not be paid until the first scheduled payment date following the date the General Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Code §409A shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Code §409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required. Notwithstanding any other provision of this Agreement, if following the termination of the Employment Period, Executive is entitled to payments or other benefits under this Section 4(b), but it is later determined that Executive was terminable for Cause, (i) Executive shall not be entitled to any payments or other benefits pursuant to this Section 4(b), (ii) any and all payments to be made by the Company shall cease and (iii) any such payments previously made to Executive shall be returned immediately to the Company by Executive.

(c) If the Employment Period is terminated due to Executive’s death, Disability or resignation, or due to Executive’s termination for Cause, Executive shall be entitled to receive Executive’s Base Salary, accrued and unused vacation (in accordance with the Company’s vacation plan), and employee benefits through the date of such termination and Executive shall not be entitled to any other salary, compensation or benefits from the Company thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as expressly required by applicable law; provided, if such termination is due to Executive’s death or Disability, Executive shall also be entitled to receive any Prior Year Bonus and a Pro Rata Bonus, in each case as payable at the times provided in Section 4(b)(i).

(d) Except as otherwise expressly provided in this Agreement, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). Nothing contained herein is intended to limit or otherwise restrict the availability of any COBRA benefits to Executive required to be provided pursuant to Section 601 of Title I of the Employee Retirement Income Security Act of 1974 and Section 4980B of the Internal Revenue Code. Except as otherwise provided in Section 10, the Company may offset any undisputed amounts Executive owes the Company against any amounts the Company owes Executive.

(e) “Cause” shall mean with respect to Executive one or more of the following: (i) the commission of a felony or other crime involving moral turpitude; (ii) the commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the Company; (iii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company substantial public disgrace or substantial economic harm; (iv) substantial and repeated failure to perform duties as reasonably directed by the officer to which Executive reports or the Board; (v) any intentional act or omission aiding or abetting a competitor, supplier or customer of the Company to the material disadvantage of the Company (vi) breach of fiduciary duty or willful misconduct with respect to the Company or (vii) any other material breach of this Agreement; provided, Executive shall be entitled to notice and an opportunity to cure any act or omission (if curable) under clause (vii) which is not cured to the Board’s reasonable satisfaction within 30 days after written notice thereof to Executive.

(f) “Company” means the Company and its subsidiaries.

(g) “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of Executive’s position with the Company and its subsidiaries for such period as entitles Executive to monthly income replacement benefits under the Company’s long-term disability plan in which Executive participates; provided, if there shall not be such a plan in which Executive is a participant, such period shall be for 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company and its subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).

Section 5. Confidential Information.

(a) Executive acknowledges that the information, observations, and data (including trade secrets) obtained by Executive while employed by the Company both before and after the date of this Agreement concerning the business or affairs of the Company (“Confidential Information”) are the property of the Company. In addition, Executive shall not disclose to any person or entity or use for Executive’s own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company (“Third Party Information”), without the prior written consent of the Board except as necessary for Executive to discharge Executive’s duties hereunder as determined in Executive’s reasonable discretion, unless and to the extent that the Confidential Information or Third Party Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions or (ii) is required to be disclosed pursuant to applicable law or a court order or decree (in which case Executive shall give prior written notice to the Company of such disclosure). Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Confidential Information, Third Party Information, Work Product, or the business of the Company which Executive may then possess or have under Executive’s control.

(b) In connection with rendering services to the Company hereunder, Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive learned in connection with any prior employment with the Company or its affiliates at such time and that Executive is prohibited from using or disclosing by law or by contract. If at any time during the Employment Period Executive believes that Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

Section 6. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company or its predecessor and its subsidiaries, whether before or after the date of this Agreement (collectively referred to as “Work Product”), are the property of the Company or such other member of the Company. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, executing and delivering assignments, consents, powers of attorney and other instruments). Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

Section 7. Non-Compete, Non-Solicitation.

(a) As additional consideration for the compensation to be paid to Executive under this Agreement, Executive acknowledges that during the course of Executive’s employment with the Company Executive shall have access to and shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and that Executive’s services have been and shall continue to be of special, unique and extraordinary value to the Company, and therefore, Executive agrees that, during the Employment Period and for twelve (12) months thereafter (the “Non-compete Period”), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed by, or in any manner engage in, any person, business or entity that engages in the Business or is otherwise competing with the Company as such businesses exist or are substantially in process on the date of the termination of the Employment Period, within any geographical area in which a member of the Company engages or substantially plans to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes of this Agreement, “Business” shall mean the business carried on by the Company from time to time, and which shall include the business of providing orthopedic healthcare services within Brevard County, FL.

(b) In addition, during the Non-compete Period, Executive shall not directly or indirectly through another person, business or entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

(c) During the Non-compete Period, Executive shall not make any negative or disparaging statements or communications regarding the Company or any of their officers, directors or employees, and no member of the Board of Directors shall make any negative or disparaging statements or communications regarding Executive; provided, however, that nothing in this Section 7(c) shall prevent Executive from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency, or judicial, arbitral or self-regulatory forum, nor prevent the Company from assessing Executive’s performance and sharing such information with Company employees and members of the Board who have a need to know such information.

(d) If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that Executive has reviewed the provisions of this Agreement with Executive’s legal counsel.

(e) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of this Section 7, the Non-compete Period shall be extended automatically by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

Section 8. Additional Acknowledgments. Executive acknowledges that the provisions of Section 5, Section 6 and Section 7 are in consideration of employment with the Company, other good and valuable consideration as set forth in this Agreement and the grant of equity in Holdings to Executive pursuant to the Unit Award Agreement. Executive also acknowledges that (i) the restrictions contained in Section 5, Section 6 and Section 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living, (ii) the business of the Company will be national in scope and (iii) notwithstanding the jurisdiction of formation or principal office of the Company or residence of any of its executives or employees (including Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States. Executive agrees and acknowledges that the potential harm to the Company resulting from the non-enforcement of Section 5, Section 6 and Section 7 outweighs any potential harm to Executive of the enforcement of such provisions by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full agreement regarding their necessity for the reasonable and proper protection of the business goodwill, competitive positions and confidential and proprietary information of the Company now existing or to be developed in the future and that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

Section 9. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person, business or entity or any agreement or contract requiring Executive to assign inventions to another party and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

Section 10. Deferred Compensation Matters.

(a) It is the intent of the Company and Executive that the payments and benefits under this Agreement shall comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code §409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Code §409A. Executive agrees and acknowledges that the Company and its respective Subsidiaries make no representations with respect to the application of Code §409A and other tax consequences to any payments hereunder and, by entering into this Agreement, Executive agrees to accept the potential application of Code §409A and the other tax consequences of any payments made hereunder.

(b) A termination of the Employment Period shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code §409A, and for purposes of any such provision of this Agreement, references to a “termination”, “termination of the Employment Period”, “termination of employment” or similar terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code §409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code §409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 10(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Code §409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Code §409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “non-qualified deferred compensation” for purposes of Code §409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Code §409A.

Section 11. Survival. Section 4 through Section 24, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

Section 12. Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made (i) when delivered personally to the recipient, (ii) when telecopied to the recipient, or delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied/emailed before 5:00 p.m. Melbourne, FL time on a business day, and otherwise on the next business day, or (iii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, and other communications shall be sent to the Company at the following address and to Executive at Executive’s Address or to the address for Executive set forth from time to time in the Company’s books and records (and if Executive has notified the Company that he or she is represented by legal counsel in connection with the transactions contemplated hereby, with a copy (which shall not constitute notice) to such counsel’s address as listed by Executive on the signature page hereto), or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

First Choice Healthcare Solutions Inc.

95 Bulldog Blvd

Melbourne, FL 32901

Attention: Chief Financial Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, or mailed.

Section 14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 15. Complete Agreement. This Agreement, and any other agreement expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 17. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Section 18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors, and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company.

Section 19. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

Section 20. Amendment and Waiver. The Original Employment Agreement is hereby amended, restated, and superseded by this Agreement. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and except as expressly provided herein, no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

Section 21. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive shall cooperate in any medical or other examination, supply any information, and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and maintain such insurance. Executive hereby represents that Executive has no reason to believe that Executive’s life is not insurable at rates now prevailing for healthy men of Executive’s age. The Company will maintain in strictest confidence all information obtained in connection with such medical or other examination and use such information only for the purposes of this Section 21.

Section 22. Withholding Tax Indemnification and Reimbursement of Payments on Behalf of Executive. The Company shall be entitled to deduct or withhold from any amounts owing from the Company to Executive any federal, state, local or foreign withholding taxes, excise tax or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt, or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company does not make such deductions or withholdings, Executive shall indemnify the Company for any amounts paid with respect to any such Taxes, together with any interest, penalties, and related expenses thereto.

Section 23. Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with legal counsel), the Company and Executive each expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

Section 24. Executive’s Cooperation, During the Employment Period and thereafter, Executive shall cooperate with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section 24, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

FIRST CHOICE HEALTHCARE SOLUTIONS, INC,

By:	Lance Friedman
Its:	Chief Executive Officer

By:	Michael C. Howe
Its:	President and Chief Operating Officer

EXHBIT A

The target bonus of $250,000 will be paid 60% in cash and 40% in stock grants (subject to ratio adjustments annually at the discretion of the Board of Directors for all Executive level payouts) for hitting the following strategic financial and operational objectives with each objective carrying equal weight and will be earned individually. The annual potential stock bonus will be converted into shares equivalents at the closing price of the stock on the date the bonus is approved by the board of directors. Any stock awards earned will have full anti-dilution rights.

Year One (1)

●	Open three Good Clinic sites in MN.

●	Hire and staff Clinics.

●	On board, credential and sign four Major Insurance payors

●	Integrate operations with Live Well

Year Two (2)

●	Open seven addition clinics in MN

●	Expand The Good Clinic into a new territory.

Year Three (3)

●	Consolidated Annual Net Revenue of $50,000,000

●	Achieve 10% growth over prior year’s EBITDA.